Exhibit 10.1

SECOND ADDENDUM TO THE EMPLOYMENT

CONTRACT DATED 6 OCTOBER 2003

BY AND BETWEEN THE UNDERSIGNED :

The company WEIGHT WATCHERS FRANCE, a French “société à responsabilité limitée”, the registered office of which is located at 7 boulevard des Chênes – parc Ariane – Bâtiment Mars – 78280 Guyancourt, registered with the business and trade register of Versailles under number 722 063 427 00503, and duly represented by Nicholas Hotchkin in his capacity as Director of Weight Watchers France.

Hereinafter referred to as the “Company”

ON ONE HAND,

AND

Mrs. Corinne Pollier-Bousquet, a French citizen, residing [REDACTED], and registered with the social security bodies under number [REDACTED].

Hereinafter referred to as the “Employee”

ON THE OTHER HAND,

Together hereinafter referred to as the « Parties »

IT HAS BEEN AGREED AS FOLLOWS :

The present addendum amends the provisions of the Employee’s employment contract dated 6 October 2003, as amended as from 1 May 2013, with the same object as follows, the remaining terms and conditions of the initial employment contract (as amended in May 2013) remaining unchanged and in force:

1.	JOB TITLE

According to her initial employment contract dated 6 October 2003, the Employee held the position of Managing Director.

As per the initial addendum, the Parties agreed that as from 1 May 2013, the Employee shall perform the duties of “President – Continental Europe”, thus triggering the termination of her functions as Managing Director from that date.

As per the present addendum, the Parties agreed that, as from 2 March 2016, the Employee shall perform the duties of “President – International,” thus triggering the termination of her functions as President – Continental Europe from this date.

For the execution of her new duties, the Employee will continue to report to Jim Chambers in his capacity as Chief Executive Officer of Weight Watchers International, Inc, or any other person that may be substituted by the Company.

2. DUTIES AND RESPONSIBILITIES

In the frame of her functions as President – International, the Employee will mainly be in charge of the following duties: Management of the United Kingdom and continental European operational business including (i) contribution to the definition of the strategy of the United Kingdom and Continental Europe and developing such strategy, (ii) day to day supervision of each country General Manager in the United Kingdom and Continental European countries zone as necessary together with the supervision of the General Manager of Australia; (iii) defining the means and resources necessary for the development of the turnover, (iv) ensuring clients satisfaction through the respect of the contractual commitments, (v) managing and leading the teams under her responsibility, (vi) defining and implementing operational procedures and (vii) contribution to international strategy beyond the United Kingdom and Continental Europe.

These duties and responsibilities may be modified or changed in order to use in the best way the skills and abilities of the Employee in light of the Company’s needs and organizational and adaptability objectives.

3. WORKING TIME

In the framework of her duties as “ President – International,” the Employee has a high degree of accountability and benefits from a large autonomy in the performance of her work and in the organisation of her schedule. In addition, she is duly empowered to take decisions involving the Company and classified in the highest level in the Company. Thus, the Employee is involved in the Company executive management.

As a result, the Employee belongs to the category of senior executive status (“cadres dirigeants”) with the meaning set out in article L. 3111-2 of the French Labour Code. Thus, the Employee is not subject to the provisions of the French Labour Code related to the duration of work, daily rest, bank holidays and the day of solidarity (“journée de solidarité”).

The Employee benefits however from provisions of the French labour Code regarding paid vacations as well as the time saving account as the case may be.

4. PLACE OF WORK

For information purposes, the Employee’s main place of work is located at 7 boulevard des Chênes – Parc Ariane – Bâtiment Mars – 78280 Guyancourt.

In the framework of the execution of her duties, the Employee shall travel in connection with her employment in France and abroad. The Employee hereby agrees to travel in connection with her employment for periods that may (accumulatively but not continuously) exceed three months, without constituting a modification of her employment contract.

However, it is agreed that, considering the nature of the Employee’s activity and the requirements linked with the organization and smooth running of the Company, the Company may change the Employee’s work place within the administrative areas (“départements”), of the Paris region, subject to a reasonable notice.

5. REMUNERATION

5.1 Base Salary

In consideration of the performance of her duties, the Employee shall receive an annual salary of a fixed amount of EUR 367,000 gross (the “Base Salary”) paid in 12 (twelve) equal monthly instalments, i.e. a gross monthly base salary of EUR 30,583.33, from which shall be deducted the social security contributions and other contribution required by law or the applicable collective bargaining agreements as the case may be.

The Employee’s salary is subject to review periodically in compliance with policies applicable within the Company.

5.2 Annual Bonus

In addition to the Base Salary, the Employee shall be entitled to an annual variable remuneration of up to 45% of the annual Base Salary (the “Annual Bonus”). The Annual Bonus may exceed 45%, if the Company decides that it is appropriate to increase the payment.

It is specified that the bonus is awarded at the sole discretion of the Company and is in no way guaranteed from one year to the next, neither in its principle, its amount nor in the breakdown of its components.

5.3 Company car

The Employee shall benefit from a company car paid by the Company and which annual cost for the Company shall not exceed EUR 17,000 covering car lease payments as well as associated insurance costs and taxes and the Employee shall pay social charges, contributions and other legal withholdings due by employees on benefits in kind. The Company shall also provide reasonable reimbursement for Employee’s gasoline and parking expenses.

5.4 WWI Stock Incentive Plan

The Employee will also be eligible to be included in the Weight Watchers International (WWI) Stock Incentive Plan.

The awards are subject to the continued employment of the Employee and shall be governed by the Weight Watchers International, Inc.’s stock-based incentive compensation plan documents and relevant agreements.

6. NON COMPETE AND NON SOLICITATION OF CLIENTS

Given the extreme sensitivity of the know-how and technical and commercial information to which the Employee has access in the framework of her duties and the extremely competitive nature of the activities of the Company and the other companies belonging to the Weight Watchers Group, the Parties expressly agree on the necessity of the non-compete obligation in order to protect the legitimate interests of the Company and the Weight Watchers Group.

The Parties agree that as a result of this non-competition obligation, as from the expiry of the notice period, and in the event of the termination of the Employees’ contract for whatever reasons, the Employee undertakes:

(i) Not to carry on any business operating in the following countries Austria; Australia; Belgium; Denmark; England; France; Germany; Netherlands; Northern Ireland; Scotland; Sweden; Spain; Switzerland; or Wales that competes with the following activities: any activities relating to weight loss management through diet and which relates food and nutrition;

(ii) Not to buy or hold participations in any Person regardless of their seat of incorporation, which carries on, directly or indirectly, the activities listed under Paragraph (i) proceeding in the countries listed under Paragraph (i);

(iii) Not to perform any research and/or development activities, either for her own account and that of another person including a supplier, customer, university, association, in connection with the products and activities referred to in section (i) above; except in the case of a prior and express agreement from the Company or the Weight Watchers Group, which could not, in any case, concern such activity for the account of a client;

(iv) Nor to act as an independent consultant / trainer / project development / project management Engineering / in connection with the products and activities referred to in section (i) above.

In addition, the Employee expressly undertakes :

(A) For any product or activity referred to above, not to visit or contact the Company’s clients or to deal with any individual or company that was a client or a prospect of the Company or any other company of the Weight Watchers Group and with whom the Employee was in contact at any time during the three years preceding the termination of her employment contract:

(B) not to employ or induce to employ or seek to induce to leave either in her own interest or in the interest of any other Person any employee, specialist/expert, manager or key manager who is an employee or corporate officer of the Company or any other company of the Weight Watchers Group.

This clause will be applied for a six (6)-month period as of the last day of work of the Employee.

By way of remuneration for this non-compete obligation, and subject to the Employee’s complete compliance with her obligation, she shall receive, for the duration of the non-compete obligation, a monthly compensation (including corresponding paid leave) in an amount 75% equal to her average gross monthly remuneration calculated over the last 12 months preceding the notification of termination of the contract. This monthly compensation shall be subject to the social security contributions and other contributions required by law or the applicable collective bargaining agreements, as the case may be.

The Employee expressly acknowledges that if she does not comply with such obligation, she risks losing the compensation defined above and having to reimburse to the Company the sums paid in relation to the non-compete obligation, regardless the sanctions and penalties set out hereafter.

In case of breach by the Employee of this non-compete obligation, she shall automatically pay to the Company a penalty which is presently fixed at a flat rate equal to the amount of the monthly compensation stated above. This penalty will be due for each breach, without prior notice to cease the competitive activity.

The payment of this penalty shall not deprive the Company from its rights to sue the Employee for damages due to the economic and moral harm linked to the breach by the Employee of her non-compete obligation or from its rights to seek an injunction against the Employee to cease immediately the competitive activity.

However, the Company shall have the right to waive the non-compete obligation and thus to waive the Employee’s right to the payment of the non-compete compensation, either at any time during the execution of the employment relationship, or upon the termination of the employment contract.

The decision to waive the non-compete obligation shall be notified to the Employee by registered letter with acknowledgment of receipt, at the latest upon the date of the effective departure of the Employee.

7. REMAINING TERMS AND CONDITIONS

The remaining terms and conditions of the initial employment contract entered into between the Employee and the Company on 6 October 2003 which are not amended by this addendum remain unchanged and in force.

8. GOVERNING LAW

The contract as well as the rights and obligations of the Parties which result there from shall be governed by and construed in accordance with French law. In the event of a dispute between the Company and the Employee, French jurisdiction shall be competent.

9. LANGUAGE

The present employment contract is drafted in English and French language on which both Parties agree. In case of dispute the English version only shall prevail.

In two originals, one for each Party.

/s/ Nicholas Hotchkin	May 6, 2016
For WEIGHT WATCHERS FRANCE*	Date
Nicholas Hotchkin

Duly empowered for the purpose hereof

/s/ Corinne Pollier-Bousquet	May 6, 2016
Madame Corinne POLLIER-BOUSQUET *	Date

*Before signing, both Parties handwrite the following: « Read and approved. Good for agreement on all the terms and conditions included»